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                                                                    Exhibit 21.1

FOREIGN SUBSIDIARIES

Onyx Software Canada Corporation, an Ontario subsidiary;
Onyx Software UK Limited, a United Kingdom subsidiary;
Market Solutions Limited, a United Kingdom subsidiary;
Onyx Software Asia Pte. Ltd., a Singapore subsidiary;
Onyx Software Australia PTY, Ltd., an Australian subsidiary;
Onyx Software GmbH, a German subsidiary;
Onyx Software Professional Services GmbH, a German subsidiary;
Onyx CSN Computer Holding GmbH, a German subsidiary;
Onyx Software Hong Kong Ltd., a Hong Kong subsidiary;
Onyx Software Co., Ltd., a Japanese subsidiary
(58%);

DOMESTIC SUBSIDIARIES
EnCyc, Inc.
Versametrix Corporation
RevenueLab, LLC